Exhibit 99.1

(Investors)	Robert B. Tschudy Senior Vice President and CFO SCPIE Holdings Inc. 310/557-8739 e-mail: rtschudy@scpie.com Cecilia A. Wilkinson PondelWilkinson Inc. 323/866-6060 e-mail: cwilkinson@pondel.com	(Media)	Howard Bender SCPIE Holdings Inc. 310/551-5948 e-mail: hbender@scpie.com

SCPIE HOLDINGS ANNOUNCES 2004 FIRST-QUARTER RESULTS

Los Angeles, California – May 12, 2004 – SCPIE Holdings Inc. (NYSE:SKP), a major provider of healthcare liability insurance, today reported results for its first quarter ended March 31, 2004.

For the 2004 first quarter, SCPIE reported net income of $827,000, or $0.09 per share, in contrast to a net loss a year ago of $1.2 million, or a loss of $0.13 per share. The company attributed the improvement to a 9.9% rate increase implemented on October 1, 2003, in California as well as to improved results in its non-core healthcare liability insurance and assumed reinsurance businesses. The first-quarter results include $2.3 million in realized investment gains, compared with $3.1 million in the prior year’s first quarter.

First-Quarter 2004 Financial and Operational Highlights

■	Renewals for SCPIE’s core direct healthcare liability insurance – the bulk of which occur in January – exceeded 97%.
■	Increased core business earned premiums in the quarter of 6.9% reflect the beneficial effect of the rate increase in California.
■	SCPIE’s exposure to non-core direct healthcare liability losses continued to decline in the quarter. At quarter’s end the company had no in-force policies, compared with 379 in-force policies at December 31, 2003. Outstanding claims for the related business decreased to 640 from 739 at December 31, 2003.
■	SCPIE’s balance sheet remains debt-free.

“SCPIE’s results in the first quarter continue the improved performance we delivered in the fourth quarter and are further evidence of the progress we are making on restoring the financial strength and stability of the company,” said Donald J. Zuk, President and Chief Executive Officer. “The rate increase that took effect at the end of last year, the strong policy renewal period we just completed, and the diminished influence of the non-core businesses continue to contribute to an improved outlook for the remainder of the year.”

Core Operating Review

Net earned premium for the company’s core direct healthcare liability insurance business in the first quarter of 2004 totaled $31.6 million, up from $29.5 million a year earlier. Net written premiums were $92.5 million in the 2004 first quarter, compared with $90.3 million in last year’s first quarter. The core business incurred a net underwriting loss of $2.1 million in the 2004 first quarter, improved from an underwriting loss of $3.1 million in the corresponding year-earlier quarter. The first quarter GAAP combined ratio for the core business improved to 106.6%, compared with 110.6% in the 2003 first quarter, primarily reflecting the benefit of the rate increase implemented October 1, 2003.

Supplemental financial data relating to the performance of the company’s non-core direct healthcare liability operations and its assumed reinsurance business are contained in a detailed statement accompanying this news release.

Financial Summary

Total revenues for the first quarter of 2004 were $44.5 million, compared with total revenues of $63.4 million in the first quarter of 2003. Net earned premiums for the first quarter of 2004 were $36.4 million, compared with net earned premiums of $54.3 million a year earlier when the company’s exit from its non-core healthcare liability business was in an early stage.

Also included in first-quarter total revenues for 2004 are $5.4 million of net investment income, compared with $5.6 million of net investment income in the first quarter of 2003.

During the first quarter of 2004, SCPIE’s GAAP loss ratio totaled 90.5%, compared with 89.5% for last year’s first quarter. The GAAP expense ratio for the 2004 first quarter was 28.1% versus 32.1% a year ago. The company’s GAAP combined ratio for the quarter was 118.6% compared with 121.6% a year ago.

At March 31, 2004, SCPIE’s balance sheet remained debt-free. Book value per share at the close of the 2004 first quarter totaled $22.35 compared with $21.79 at December 31, 2003.

About SCPIE Holdings

SCPIE Holdings Inc. is a leading provider of healthcare liability insurance for physicians, oral and maxillofacial surgeons, and other healthcare providers, as well as medical groups and healthcare facilities. Since the company was founded in 1976, it has carved out a significant niche in the insurance industry by providing innovative products and services specifically for the healthcare community.

Investor Conference Call

An investor conference call to discuss SCPIE’s first-quarter 2004 results will be conducted today, May 12, 2004, at 9 am PDT (12 noon EDT). The call will be open to all interested investors through a live audio web broadcast via the Internet at www.scpie.com and www.fulldisclosure.com. Questions, which will be answered during the conference call as time permits, can be submitted prior to the call or during the call by clicking on the icon on the homepage of SCPIE’s website.

Rebroadcast over the Internet will be available for one year on both websites. A telephonic playback of the call will be available from approximately 11 am (PDT), Wednesday, May 12, to 5 pm (PDT), Wednesday, May 19. Listeners should call 800/633-8284 (domestic) or +1 402/977-9140 (international) and use Reservation Number 21194506.

# # #

In addition to historical information, this news release contains forward-looking statements that are based upon the company’s estimates and expectations concerning future events and are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Actuarial estimates of losses and loss expenses and expectations concerning the company’s ability to retain current insureds at profitable levels, successful withdrawal from the assumed reinsurance business, obtaining necessary rate change regulatory approvals, expansion of liability insurance business in its principal market, and improved performance and continuing profitability in 2004 are dependent on variety of factors, including future economic, competitive and market conditions, frequency and severity of catastrophic events, future legislative and regulatory actions, uncertainties and potential delays in obtaining premium rate approvals, the level of ratings from recognized rating services, the inherent uncertainty of loss and loss expense estimates in both the core business and discontinued non-core business (including a contingent liability related to Highlands Insurance Company), and the cyclical nature of the property and casualty industry, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the company. The company is also subject to certain structural risks as an insurance holding company, including statutory restrictions on dividends and other intercompany transactions. In light of the significant uncertainties inherent in the forward-looking information herein, the inclusion of such information should not be regarded as a representation by the company or any other person that the company’s objectives or plans will be realized.

SCPIE Holdings Inc. and Subsidiaries

Consolidated Balance Sheets

(Dollars In thousands)

	March 31, 2004	December 31, 2003
	(Unaudited)
ASSETS
Securities available-for-sale:
Fixed maturities investments, at fair value
(amortized cost 2004 - $547,415; 2003 - $550,794)	$558,900	$554,141
Equity investments, at fair value (cost 2004 - $12,404; 2003 - $15,766)	16,132	20,543

Total securities available-for-sale	575,032	574,684
Mortgages	10,400	10,400
Cash and cash equivalents	47,832	62,095

Total investments	633,264	647,179
Accrued investment income	6,070	7,526
Premiums receivable	159,476	120,112
Reinsurance recoverable	157,961	151,829
Deferred policy acquisition costs	11,248	9,416
Deferred federal income taxes	40,407	43,725
Property and equipment, net	3,581	3,816
Other assets	7,524	7,647

Total assets	$1,019,531	$991,250

LIABILITIES
Reserves:
Loss and loss adjustment expenses	$636,282	$643,046
Unearned premiums	103,750	50,707

Total reserves	740,032	693,753
Amounts held for reinsurance	50,561	67,223
Other liabilities	19,515	26,086

Total liabilities	810,108	787,062
Commitments and contingencies
STOCKHOLDERS’ EQUITY
Preferred stock - par value $1.00, 5,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock - par value $.0001, 30,000,000 shares authorized, 12,792,091 shares issued, 2004 - 9,371,933 shares outstanding 2003 - 9,371,933 shares outstanding	1	1
Additional paid-in capital	37,281	37,281
Retained earnings	264,890	264,063
Treasury stock, at cost (2004 - 2,920,158 shares and 2003 - 2,920,158 shares)	(98,006)	(98,006)
Subscription notes receivable	(3,312)	(3,312)
Accumulated other comprehensive income	8,569	4,161

Total stockholders’ equity	209,423	204,188

Total liabilities and stockholders’ equity	$1,019,531	$991,250

SCPIE Holdings Inc. and Subsidiaries

Consolidated Statements of Operations

(Dollars In thousands, except per-share data)

( Unaudited )

	Three Months Ended
	March 31, 2004	March 31, 2003
Revenues:
Net premiums earned	$36,413	$54,256
Net investment income	5,432	5,590
Realized investment gains	2,346	3,090
Other revenue	280	506

Total revenues	44,471	63,442
Expenses:
Losses & loss adjustment expenses incurred	32,941	48,551
Other operating expenses	10,230	17,434

Total expenses	43,171	65,985

Income (loss) before federal income taxes	1,300	(2,543)
Federal income tax expense (benefit)	473	(1,321)

Net income (loss)	$827	$(1,222)

Basic earnings (loss) per share of common stock	$0.09	$(0.13)

Diluted earnings (loss) per share of common stock	$0.09	$(0.13)

Average number of shares outstanding-basic	9,371,933	9,333,814
Average number of shares outstanding-diluted	9,466,621	9,333,814

SCPIE Holdings Inc. and Subsidiaries

Supplemental Financial Data

(Dollars in Thousands)

	Three Months Ended March 31, 2004					Three Months Ended March 31, 2003
	Direct Healthcare Liability		Assumed Reinsurance (4)	Other	Total	Direct Healthcare Liability		Assumed Reinsurance (4)	Other	Total
	Core (2)	Non-Core (3) (4)				Core (2)	Non-Core (3) (4)
Net written premium (1)	$92,482	$258	$(3,285)		$89,455	$90,262	$5,166	$(1,523)		$93,905
Net earned premium	31,596	352	4,465		36,413	29,547	6,103	18,606		54,256
Net investment income				$5,432	5,432				$5,590	5,590
Realized investment gains				2,346	2,346				3,090	3,090
Other revenue				280	280				506	506

Total revenue	31,596	352	4,465	8,058	44,471	29,547	6,103	18,606	9,186	63,442
Incurred loss and LAE	27,378	3,231	2,332		32,941	27,695	9,866	10,990		48,551
Other expenses	6,288	111	3,831		10,230	4,996	2,729	9,709		17,434

Net underwriting loss	$(2,070)	$(2,990)	$(1,698)		(6,758)	$(3,144)	$(6,492)	$(2,093)		(11,729)

Net investment income and other revenue				$8,058	8,058				$9,186	9,186

Segment income (loss) before federal Income taxes					$1,300					$(2,543)

Net cash used in operating activities					$(21,479)					$(11,685)

Loss ratio	86.7%				90.5%	93.7%				89.5%
Expense ratio	19.9%				28.1%	16.9%				32.1%

Combined ratio (GAAP)	106.6%				118.6%	110.6%				121.6%

1) Net written premiums is a non-GAAP financial measure which represents the premiums charged on policies issued during a fiscal period less any reinsurance. Net written premiums is a statutory measure of production levels. Net Earned Premiums, a comparable GAAP measure, represents the portion of premiums written that is recognized as income in the financial statements for the periods presented and earned on a pro-rata basis over the term of the policies.

2) Core Direct Healthcare Liability Business represents California and Delaware excluding the Brown & Brown Dental program and Hospital business.

3) Non-Core Direct Healthcare Liability Business represents other state business related to the Brown & Brown and Hospital programs including those in California.

4) Ratios are not shown for the Non-Core Healthcare Liability and Assumed Reinsurance columns, because their run-off status produces ratios which are not meaningful.

March 31, 2004

(Dollars in thousands)

	Three Months Ended
Total premiums	03/31/2004	03/31/2003
Net written premiums	$89,455	$93,905
Change in unearned premiums	(53,042)	(39,649)

Net earned premiums	$36,413	$54,256

SCPIE Holdings Inc. and Subsidiaries

Supplemental Financial Data

(Dollars in thousands)

Fixed-income portfolio	March 31, 2004
U.S. government & agencies	$193,660	34.7%
Mortgage & asset-backed	94,136	16.8%
Corporate	271,104	48.5%

Total	$558,900	100.0%
Average quality		AA
Effective duration		4.4
Yield to maturity		3.2%
Weighted average combined maturity		5.32

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